CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Baron Investment Funds Trust of our report dated November 22, 2023, relating to the financial statements and financial highlights, which appears in Baron Asset Fund’s, Baron Growth Fund’s, Baron Small Cap Fund’s, Baron Opportunity Fund’s, Baron Fifth Avenue Growth Fund’s, Baron Discovery Fund’s, and Baron Durable Advantage Fund’s Annual Report on Form N-CSR for the year ended September 30, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

January 26, 2024